NEWS RELEASE

Contact:	Nicholas Conrad, The Andersons	Tom Carew, Lansing Trade Group
	Phone: 419-891-6415	Phone: 913-748-3061
	E-mail: nick_conrad@andersonsinc.com	E-mail: tcarew@lansingtradegroup.com

The Andersons and Lansing Trade Group to Acquire Canadian Entity

MAUMEE, OHIO, and OVERLAND PARK, KANSAS, June 3, 2013 - The Andersons, Inc. (Nasdaq: ANDE) and Lansing Trade Group, LLC announce today they have entered into an agreement to acquire Thompsons Limited, a grain and food-grade bean handler and agronomy input provider, headquartered in Blenheim, Ontario, and operating through 12 locations across the province and in Minnesota.

The acquisition, which remains subject to certain customary closing conditions, is expected to close at the beginning of the third quarter. The business, which Lansing Trade Group and The Andersons will equally own, will continue to operate as Thompsons Limited. Lansing Trade Group's current trading office located in Chatham, Ontario will be consolidated into Thompsons.

“For The Andersons, this acquisition establishes a foothold in Ontario with a similarly diversified agricultural company adjacent to our eastern corn-belt roots. It also enables us to leverage our strengths with those of our partner Lansing Trade Group,” says CEO Mike Anderson. “Thompsons is a highly respected, integrated grain, food-grade bean and agronomy business with a similar strategy of cultivating and maintaining strong relationships with growers and end users globally.”

“Thompsons Limited has always been a respected name in the Ontario agriculture markets,” says Bill Krueger, President and CEO of Lansing Trade Group. “The opportunity for Lansing to grow our existing Canadian presence with such a cornerstone company fits our long term strategy. Our partnership with The Andersons will facilitate the entity's immediate growth in the crop nutrients sector. Thompsons Limited will benefit from the combined strength of Lansing and The Andersons in its other areas of business including grains, food-grade products and farm services.”

Established in 1924, Thompsons is an integrated supplier of value-added agricultural products and services to growers in Ontario, Minnesota and North Dakota and to food processing customers worldwide. Thompsons owns and operates 12 elevators, 11 retail farm centers, 2 seed processing plants, 5 bean processing plants and a wheat processing plant. Thompsons has a combined owned and leased grain storage capacity of 20 million bushels and 30,000 metric tons of nutrient capacity.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

About Lansing Trade Group
Founded in 1920 and headquartered in Overland Park, Kansas, the company has offices throughout North America as well as offices in Geneva, Switzerland and Sao Paulo, Brazil. For more information, visit Lansing Trade Group online at www.lansingtradegroup.com.

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